                               LICENSE AGREEMENT

     THIS AGREEMENT is made this 7th day of September, 1995, by and between ASTER, INC., an Ohio corporation with its principal place of business at 160 Glaser Street, Fairborn, Ohio 45324 ("ASTER"), and ENVIRONMENTAL PURIFICATION INDUSTRIES COMPANY, an Ohio general partnership, the partners of which are wholly owned subsidiaries of Meridian National Corporation with its principal place of business at 2111 Champlain Street, Toledo, Ohio 43611 ("EPI").

                                  WITNESSETH:

     WHEREAS, ASTER owns the rights to certain mechanical and chemical processes, formulae, and technology represented by U.S. Patents Nos. 5,160,628 and 5,254,263 on file with the U.S. Patent and Trademark Office and other processes, formulae, and technology within the scope thereof for processing paint sludge into putties, powder, filler, and other compounding ingredients which can be utilized in the manufacture of cements, sealants, coatings, and other related materials for uses such as automotive and industrial sealants, adhesives, and coatings (collectively, the "ART"); and

     WHEREAS, in addition to the ART, ASTER and/or its President, Michael J. Gerace ("Gerace") have certain knowledge, skills, and expertise in the application of the ART; and

     WHEREAS, EPI is in the business of processing paint sludge into powdered products, primarily through the licensed use of technology under U.S. Patent No. 4,980,030 for the processing of paint sludge into powdered products; and

     WHEREAS, ASTER, and EPI desire that the ART be brought to full commercialization in the business of converting paint waste into useful materials for sale to the sealant and related industries; and

     WHEREAS, ASTER, and EPI desire to enter into this Agreement to provide for the licensing of the ART to EPI by ASTER upon the terms and conditions contained herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

                                  ARTICLE I
                               LICENSE RIGHTS

     1.1. GRANT OF LICENSE. ASTER hereby grants to EPI the exclusive right and license to utilize the ART, and any reissue or extension thereof, in such a manner and to the extent which EPI deems necessary for commercial manufacturing of recycled paint polymer ("RPP") from raw paint sludges, both within and without the United States, subject only to Article 1.2 hereof.

     1.2. EXCEPTIONS.  EPI's rights obtained from the license granted in
ARTICLE 1.1 above is subject to the following exceptions:

    (a.)  Other party rights:

          (i.) in Mexico subject to the license previously granted to Industrias Resistol dated July 13, 1992, for the remaining term of that license, a true and correct copy of which, consisting of 9 pages is attached hereto as Exhibit A. and

         (ii.) such rights, if any, as may be agreed to between ASTER and Texo Corp. which agreement is subject to EPI's prior approval as described in Article 15.2 below

    (b.)  ASTER shall retain rights to the ART for the following:

          (i.) the processing by ASTER at the Pilot Plant referred to in
               Article 7.1 hereof, of paint sludges provided only by EPI to ASTER; and

         (ii.) the testing of formulations and proving out of potential paint sludge materials in connection with experimental and developmental programs. The results of such testing and proving out will be deemed to be part of the "New Technologies" referred to in Article 3.1 hereof.

     1.3. MINIMUM VOLUMES. EPI agrees to process raw paint sludge using the ASTER ART at a volume rate shown in Schedule 1 attached. This minimum volume requirement is subject to the following assumptions:

     a) the ART is capable of processing this volume in a commercially acceptable manner.

     b) EPI has the manufacturing capability to process the scheduled volumes as set forth on Schedule 1, or in the alternative, will use its reasonable efforts to complete the financing and construction of an "ASTER system" at its Toledo facility, in a timely fashion.

     c) The use of the ART by EPI, EPI's sublicensees, or other third party permitted to use the ART under this agreement does not place them in a position where they are operating in violation of any governmental regulations or laws. In the unlikely event the use of the ART is suspended for any reason relative to government regulations or laws, then all minimum payments and volume requirements are suspended until such time as EPI, et. al. is permitted to reestablish an active use of the ART. If and when such a suspension is invoked, then ASTER and EPI will meet at the earliest possible date to determine a method and action plan to resolve the reason for the suspension of operations.

     1.4. REMOVAL OF TEXO'S RIGHTS. On an annual basis, EPI will reimburse ASTER up to $20,000 per year for a five year period to be applied to the settlement to be made between ASTER and Texo to remove Texo from having any rights or potential rights to the use of ASTER technology (see Article 15.2 of this agreement). If the total settlement is less than $100,000, then the amount agreed upon between ASTER and Texo will be evenly divided by the five year period.

The first payment of $20,000 under this Article 1.4 will be due and payable on the date which is ten days after the date on which a payment of up to $20,000 annually is due Texo as defined in a settlement agreement which has been approved by ASTER and EPI under Article 15.2 and is executed by ASTER and Texo.

In the event ASTER should default in its obligations under this ASTER/EPI agreement, then the amount of money already paid by EPI under Article 1.4 to ASTER will be immediately refunded to EPI by ASTER and any further obligation to ASTER by EPI in this Article 1.4 will be cancelled.

     1.5. FOREIGN OPERATIONS. When sub-licensed foreign operations are established, by EPI or by ASTER with EPI's approval, both ASTER and EPI will share on an equal (50/50) basis all up front cash, Licensing fees, royalties and any other similar fee income generated by the foreign business relationship(s).

In the event EPI incurs extraordinary expenses in establishing the foreign licensee operation, then such expenses will be offset, after mutual agreement between ASTER/EPI, through the suspension of payable royalties and/or fee revenue from the foreign licensee until the amount of such extraordinary expenses is recovered. Normal expenses incurred by both ASTER and EPI to establish the licensee shall be the responsibility of each party incurring such normal expenses.

                                   ARTICLE 2
                             PAYMENTS & ROYALTIES

     2.1 PAYMENTS. In consideration for ongoing work performed by ASTER to commercialize and to continue to refine and market the ART, EPI agrees to pay ASTER a monthly payment for technical and manufacturing services cited in
Article 6, Article 7, and Appendix A of this agreement. The monthly payment shall be the greater of $20,000 ("minimum monthly payment"), or the amount generated by the aggregate sum of:

     a.   The royalties generated by article 2.2.
     b.   The technical service fees cited in article 6.
     C.   The processing fees cited in article 7.

The only portion of the minimum monthly payment that will be deemed to constitute a royalty shall be the amount of royalties for such month under (a) above. To the extent that the monthly payment exceeds the aggregate sum of
(a), (b) and (c) above for a given month, the excess to the extent not utilized per Article 2.3, shall be deemed to be a payment in consideration of ASTER's having maintained the capability to perform services during such month.

     2.2  ROYALTIES.  In consideration for the exclusive license granted in
Article 1 above, EPI shall pay ASTER the following monthly royalties:

          (i) for each pound of raw sludge processed by EPI, and/or any sublicensee of EPI, by the ART, ASTER shall receive:

               2 CENTS ($0.02) up to 7,500,000 pounds processed annually 1 CENT ($0.01) from 7,500,001 pounds to 15,000,000 pounds processed annually

               .75 CENTS ($0.0075) from 15,000,001 pounds to 20,000,000 pounds processed annually

               .50 CENTS ($0.0050) for anything over 20,000,001 pounds processed annually

         (ii) and a royalty of 4.0 cents ($0.04) for each pound of RPP sold by EPI and/or any sublicensee of EPI using the ART.

        (iii) Subject to the assumptions of Article 1.3, the minimum royalties due ASTER for any given year shall be equal to the amount generated by applying the rates shown in Article 2.1a and 2.2(i)
               (ii) to the volumes cited in Schedule 1.

         (iv) If for any given year EPI and ASTER do not process raw sludge with the ART to the minimum volume shown in Schedule 1, then notwithstanding the requirements of Article 1.3, the exclusive license will be maintained by EPI paying the full royalty due by applying Article 2.1a and 2.2 (i) (ii) against the full volume figure shown in Schedule I for that given year.

         (v) The royalty rates cited above will remain fixed for a period of 36 months from the completion of start-up of the commercial unit installed in an EPI facility. After this period, the royalty rates shall be subject to annual adjustments based on the "Consumer Price Index - All Urban Consumers, All items" (1982-84 = 100) ("CPI"), published by the Bureau of Labor Statistics of the United States Department of Labor, for the "All Cities" Average. Adjustment fractions developed from the CPI will be applied to the royalty rates listed in Article 2.2 (i) and Article 2.2 (ii) to determine the royalty rates in effect after the 36 month period specified above. For the first adjustment fraction, the index number of the CPI for the 25th month after successful start-up shall be the denominator and the index number for the 36th month after start-up shall be the numerator. The royalty rates in effect for the next twelve months after the 36th month of successful start-up shall be the rates listed in Article 2.2 (i) and
              Article 2.2 (ii) multiplied by this fraction. The royalty rate will be adjusted each year thereafter based on the percentage changes in such index between the first and twelfth month of the prior year. No adjustment pursuant to this Article 2.2 (v) shall reduce the royalty rates below those listed in Article 2.2 (i) and
              2.2 (ii).

    2.3 "LOOK-BACK ADJUSTMENT". In the event the monthly payment requirement cited in a, b, and c of Article 2.1 is less than the minimum monthly payment, then the amount paid in excess of the monthly payment will be carried forward for two months, and will be applied to any aggregate sum that exceeds the minimum monthly payment requirements for either of the two months. In no event shall the excess of any month be carried forward beyond two additional months.

    2.4 MARKETING OF RPP. After the conclusion and signing of the agreement between ASTER/EPI, both parties will enter into discussions with H.M. Royal to transfer the current ASTER/H.M. Royal marketing agreement (dated July 27, 1994) to EPI. ASTER will also assist EPI to negotiate a more favorable sales commission than the current agreement calls for. Any sales of RPP made by ASTER/Gerace will be considered part of the service for which payments and royalties are required in Article 2 of the ASTER/EPI agreement. Under Article 2, Royalties, the $O.04 per pound royalties payable to ASTER for each pound of RPP sold is based on a RPP sale price of $0.30 per pound. Any sale of RPP below the $0.30 per pound estimate will be subject to EPI approval and a possible RPP royalty adjustment with ASTER's consent.

    2.5 REPORTS, RECORDS, AND REMITTANCE. Within thirty (30) days after the end of each month during the term hereof, reports shall be made by EPI to ASTER setting forth the number of pounds of raw sludge processed and of RPP sold under the license herein granted, during the preceding month. EPI's remittance for the full amount of royalties due, less the minimum paid, for such month shall accompany such reports. EPI agrees to keep books and records of the number of pounds of raw sludge processed and RPP sold under the license herein granted; and ASTER and EPI shall have the right to examine each others books and records at all reasonable times to the extent and insofar as is necessary to verify the accuracy of the above-mentioned reports. Should either party be found in error, the error shall be corrected and appropriate action taken within 30 days. Minimum monthly royalties are due on the last day of each month. For the purpose of royalty remittance to ASTER for RPP sold, the royalty is payable within ten (10) days after collection of the receivable from the RPP customer.

    2.6 TERM OF ROYALTIES. The term for the payment of royalties shall be in accordance with Article 5 of this agreement.

                                ARTICLE 3
                          IMPROVEMENTS TO THE ART

    3.1 USE OF IMPROVEMENTS; NEW TECHNOLOGIES. ASTER, Gerace, and EPI agree that in the event either or any of them, or any affiliate of either or any of them, should make any Improvements upon the ART, or any part thereof, or develop any New Technologies, whether patented or not, they shall promptly communicate the same to the other party who shall have the automatic right to use the Improvements and/or New Technologies as though they were licensed under this Agreement. Such Improvements and/or New Technologies then becoming part of the ART licensed hereunder. Improvements and/or New Technologies shall mean any processes, formulae, and technology which come within the scope of (i.e. infringe on) the ART, or any part thereof, or which are similar to and/or an extension thereof, including variations or logical extensions or improvements upon the ART, or any part thereof, including without limitation, cases where new features are added, deleted, or where technology is changed to produce alternative technologies with properties and characteristics that are, or have the potentials of being similar in function to the current ART. ASTER shall patent all such Improvements and/or New Technologies to the extent they constitute patentable technology. If ASTER does not intend to promptly apply for a patent for any Improvements and/or New Technologies, EPI shall be notified in writing within 30 days after said communication referred to above and, if requested by EPI, ASTER and Gerace shall assign the rights to such Improvements and/or New Technologies to EPI. EPI shall then have the option to patent the Improvements and/or New Technologies. In the event that EPI makes any Improvements on the ART, if requested by ASTER, EPI will assign the rights to such Improvements to ASTER, who shall then patent them to the extent they constitute patentable technology. Such Improvements will then become part of the ART which is licensed to EPI hereunder. No additional royalties shall be due for the use of any Improvements and/or New Technologies.

    3.2. PATENT APPLICATIONS. ASTER agrees to diligently prosecute patent applications for any part of the ART which are currently not issued and to pay the final fees when said applications shall be allowed in order that patents may issue thereon.

    3.3. TERM. The term of this Article 3 shall be in accordance with article 5 of this agreement.

                               ARTICLE 4
                          VALIDITY OF THE ART

    4.1 VALIDITY. Assuming satisfaction of the condition in Section 15.2, ASTER and Gerace jointly and severally hereby represent and warrant to EPI as follows:

    (a.) that ASTER is the owner of the entire right, title, and interest in and to the ART, including but not limited to U.S. Patents Nos. 5,160,028 and 5,254,263 on file with the U.S. Patent and Trademark Office, together with any reissues or extensions thereof;

    (b.) that ASTER owns the ART and that ASTER has the sole right to grant license rights to the ART; and has not granted rights to the ART to any other party except as noted in Article 1.2 (a) of this agreement

    (c.) that no part of the ART has infringed, or will infringe, in any way, upon any patents or other intellectual property rights of any third person(s).


    4.2 INDEMNIFICATION BY ASTER AND GERACE. ASTER and Gerace agree to indemnify and hold EPI harmless against and in respect of:

    (a.) Any and all claims, demands, expenses, losses, damages or deficiencies of any nature resulting from, arising out of or attributable to (i) any material misrepresentation by ASTER, (ii) any material breach of or untruth of any warranty or representation made by ASTER, and/or (iii) nonfulfillment of any material agreement on the part of ASTER.

    (b.) Any and all actions, demands, judgments, costs, interests and legal expenses, including without limitation attorney fees, cost of investigation and other expenses incident to any of the foregoing.


    4.3. INDEMNIFICATION BY EPI. EPI hereby agrees to indemnify and hold ASTER harmless against and in respect of:

    (a.) Any and all claims, demands, expenses, losses, damages or deficiencies of any nature resulting from, arising out of or attributable to (i) any material misrepresentation by EPI, (ii) any material breach of or untruth of any warranty or representation made by EPI, and/or (iii) nonfulfillment of any material agreement on the part of EPI.

    (b.) Any and all actions, demands, judgments, costs, interests and legal expenses, including without limitation attorney fees, cost of investigation and other expenses incident to any of the foregoing.

    4.4. DEFENSE. ASTER shall defend at its own expense any suit for patent infringement brought against it, and/or EPI arising out of the use of the ART or any part thereof. In the event of any such suit, threatened or actual, ASTER shall immediately notify EPI thereof and afford EPI the right of consultation in connection therewith and keep EPI fully advised from time to time of the progress and status of any such suit, threatened or actual. EPI shall have the option of joining with ASTER in the defense and conduct of any such suit and in the event of so joining, EPI will assume its own expenses in connection therewith.

    4.5 RIGHT TO SUE. ASTER is hereby given the first right during the term of this Agreement to sue infringers of the ART, or any part thereof, and EPI will be given an opportunity to participate in the suit. If the recovery or recoveries from such suit(s) exceeds the expenses of such suit(s), the expenses of both ASTER and EPI shall be paid out of the recovery or recoveries with the excess recovery or recoveries being shared equally by EPI and ASTER. If such recovery or recoveries do not exceed such expenses, ASTER shall retain the recovery or recoveries to apply to the expenses and pay its share of the remaining expenses out of its own account. Should ASTER fail to take the necessary steps by litigation or otherwise to stop infringement of the ART, then EPI may conduct at its own expense, and with the right to all recoveries, such litigation as it may deem necessary, provided that EPI has first given a written thirty (30) day notice to ASTER of its intention to initiate such litigation, and provided further, that ASTER fails during said thirty (30) day period to indicate its willingness to initiate and actively pursue said suggested litigation or fails to initiate said suggested litigation within two (2) months after said notice.


                                ARTICLE 5
                                  TERM

    The term of this Agreement, unless sooner terminated as hereinafter provided, shall be perpetual in nature.

                                  ARTICLE 6
                             TECHNICAL SERVICES

     6.1 TECHNICAL SERVICES PROVIDED. During the continued development and implementation of the Art towards full commercialization and further business expansion, certain work will be required and performed by ASTER and Gerace. This work includes but is not limited to:

     (a) completing the pilot plant at 160 Glaser Street, Fairborn, Ohio 45324 ("Pilot Plant") at ASTER by refining the manufacturing equipment;

     (b) defining and optimizing the pilot process to achieve maximum efficiency;

     (c) evaluating and developing paint sludge waste streams provided by EPI into commercially acceptable materials for use in existing and new RPP products;

     (d) sample preparations, testing and other technical support including marketing the RPP products and assisting the EPI sales effort with customer presentations;

     (e) assisting in the scale-up of the current process into a full scale commercially economical system of production.

Details for contemplated initial technical services required for the completion and final development of a commercial ASTER system are found in Appendix A "ASTER/EPI Program Goals 1995/96".

     6.2. TECHNICAL ASSISTANCE BEYOND COMMERCIALIZATION. EPI and ASTER will continually and jointly develop on-going technical support requirements after the start-up of a commercially operational "ASTER System" at an EPI facility. Both ASTER and EPI expect there will be a service fee charged to EPI for these services. The rates to be used are as follows and will be adjusted using the same calculation formula as outlined in Article 7.3 of this agreement. EPI will be billed monthly for such pre-agreed upon technical services provided by ASTER.

                                            Rate/hr.
     M.J. Gerace                              75.00
                                              -----
     Laboratory                               35.00
                                              -----
     Production engineering                   35.00
                                              -----
     Administrative time                      15.00
                                              -----

In addition EPI will be billed by ASTER for reasonable out of pocket expenses. Examples of these charges will include: laboratory materials costs, shipping, travel expenses (if necessary), special outside testing, etc. If any of these included expenses exceed $300.00, or in the aggregate, EPI will be contacted for pre-approval.

     6.3. PRE-PRODUCTION EVALUATIONS. ASTER shall evaluate new streams of raw sludge in its laboratory facility for $350/per test. A five gallon sample of raw sludge will be required for the evaluation. ASTER shall furnish EPI with written reports containing results of said evaluations within five (5) working days from receipt of the physical sample and required paperwork.


                                  ARTICLE 7
                                MANUFACTURING

     7.1. PILOT PLANT. The Pilot Plant will be used solely by ASTER for the purpose of producing RPP specialty products for sale to end users from paint sludge provided by EPI and at the request of EPI as well as for the development, testing and approval process of additional RPP family of products. The parties shall agree on a mutually satisfactory budget of material produced. The initial goals appear in Appendix A hereto. All proceeds from the sale of RPP products produced by the pilot plant will go directly to EPI.

     7.2. DRUMS TO ASTER. EPI will commit to providing drums of paint waste sludge materials to ASTER for the purpose of continuing development. The number of drums supplied per month will be offset against the $20,000 per month minimum payment at the rate of $150.00 per drum, inclusive of all cost incurred by ASTER to recycle the waste into saleable RPP.

When the amount of paint waste sludge is less than 133 drums per month, ASTER personnel will utilize their time to work on the continuing development work to establish the process and procedures to commercialize the ASTER system as outlined in the government grant application of ASTER dated May 4, 1995 a true and correct copy which was provided by ASTER to EPI and Appendix A. A detail accounting of the time and progress will be reported at the end of each month to EPI using the following fee schedule:

                                            Rate/hr.
     Laboratory                               35.00
                                              -----
     Production engineering                   35.00
                                              -----
     Administrative time                      15.00
                                              -----

In addition EPI will be billed by ASTER for reasonable out of pocket expenses. Examples of these charges will include: laboratory material costs, shipping, travel expenses (if necessary), special outside testing, etc. If any of these included expenses exceed $30O.00, individually or in the aggregate, EPI will be contacted for preapproval.

     7.3. CPI ADJUSTMENTS.  The technical services rates stated in Article
6.2 and 7.2 will remain fixed for a period of 24 months from the signing of this agreement. Thereafter, the rates shall be subject to adjustment based on the published Consumer Price Index as defined in Article 2.2(v). The adjustment will be based on the difference in the published rate for the 25th month and 36th month after contract signing and will be in effect for the next 12 month period. The royalty rate will be adjusted each year thereafter based on the difference between the first and 12th month of the prior year.

     7.4. PAYMENT TIMING. All payments made by EPI to ASTER under Articles 2, 6 and 7 are to be paid within thirty (30) days of invoice.


                                  ARTICLE 8
                             FINANCIAL MATTERS

     8.1. FINANCIAL REPORTS. ASTER and EPI shall maintain monthly profit and loss statements that meet with generally accepted accounting practices which at a minimum, account for all expenses for their respective RPP operations. Such statements shall be made available to each other within a reasonable period not to exceed thirty (30) days after the end of each month.

     8.2. COMPENSATION FOR PAST SERVICES RENDERED. EPI shall pay to ASTER the sum of Twenty Thousand Dollars ($20,000.00) at time of signing of this agreement to be used to compensate Gerace for services rendered to ASTER between January 1, 1994 and July 31, 1994.

     8.3. PRIOR COMPENSATION TO ASTER. The prepaid processing funding provided by EPI in 1994 under the agreement dated June 21, 1994 will be repaid to EPI through a working arrangement cited in Article 8.4 below.

     8.4. OFFSET AGAINST FOREIGN RIGHTS. EPI is willing not to make demands on ASTER for repayment of the $106,000 (approximately) debt ASTER owes to EPI and will further agree to apply $26,500 against the debt for each foreign business relationship that is established and successfully finalized with a signed bona fide contract until all $106,000 is offset. When the total debt is offset, there shall be no further offset of funds in regards to foreign rights and any additional foreign country business relationships will be available to EPI whether they are EPI or ASTER instigated. The loan shall not be an interest bearing receivable from ASTER. In the event ASTER should be in default of this Agreement, the outstanding balance would be due and payable immediately.

                                      ARTICLE 9
                                     TERMINATION

     9.1. TERMINATION BY EPI. If after twenty six (26) months after June 21, 1994, EPI in its judgement is not making sufficient profits and on an ongoing basis thereafter, EPI shall have the right to terminate this Agreement by tendering written notice to ASTER. In this case EPI surrenders all rights to the ART and technology including without limitation patent rights.

     9.2 TERMINATION BY ASTER. Should EPI fall to meet its financial obligations to ASTER, as set forth in this Agreement, then ASTER has the right to terminate this agreement by tendering written notice to EPI. Under this condition, EPI will have 30 days in which to remedy the deficiency. Should EPI fail to correct the deficiency, then, EPI agrees to surrender all rights to the ART and the technology including without limitation patent rights.

     9.3 TERMINATION BY EITHER PARTY. Other than provided in 9.1 and 9.2, if one party shall at any time commit any breach of any covenant, warranty, or agreement herein contained, and shall fail to remedy any such breach within thirty (30) days after written notice thereof by the other party, such other party may at its option, and in addition to any other remedies that it may be entitled to, cancel this agreement by notice in writing to such effect. In the event this Agreement is terminated by EPI for any reason discussed in this Article 9.3, then EPI's rights shall remain exclusive subject to the provisions of Articles 1 and 2, except for the minimum payment cited in
Article 2.1. In the event this agreement is terminated by ASTER for any reason discussed in this Article 9.3, then EPI's rights shall become non-exclusive subject to the provisions of Article 12.

                                 ARTICLE 10
                         RIGHTS OF FIRST REFUSAL

     During the term of this Agreement, EPI shall have the right of first refusal to match the terms of any written offer received by ASTER or Gerace for the corporation, or the ART, upon the same terms and conditions as set forth in the third party offer. In this event, ASTER or Gerace will forward a complete copy of the offer, and EPI must render a decision within sixty (60) days of its receipt.

                                 ARTICLE 11
                        PERSONAL NATURE OF SERVICES

     It is understood and agreed by the parties hereto that the personal services of Gerace are an integal part of this Agreement. In the event that Gerace is no longer affiliated with ASTER or is unable to provide the technical services specified herein, Gerace agrees not to compete with EPI directly or indirectly as an officer, employee, inventor, investor, owner or otherwise or the ART for a period of three (3) years after the separation from service in any market in which EPI does business. Additionally, in the event that Gerace is no longer affiliated with ASTER or is unable to perform the technical services specified herein, EPI shall have the right to decrease the royalties payable to ASTER as follows:

    (a) in the event that Gerace cannot perform due to death or disability during the first four (4) years of this Agreement, EPI shall only be required to pay ASTER fifty percent (50%) of the Monthly Royalties referred to in Article 2 hereof, for the remainder of this agreement.

    (b) in the event that Gerace cannot perform due to death or disability during any time after the first four (4) years of the Agreement EPI shall only be required to pay ASTER seventy five percent (75%) of the Monthly Royalties referred to in Artilcle 2 hereof, for the remainder of this agreement.

    (c) after the first ten (10) years of the Agreement, EPI shall be required to pay full royalties to ASTER, regardless of whether Gerace performs personal services or not.

    (d) in the event that Gerace cannot perform due to any reason other than death or disability during the first two (2) years of this Agreement, EPI shall only be required to pay ASTER twenty five percent (25%) of the royalties, referred to in Article 2 hereof, for the remainder of this agreement.

    (e) in the event Gerace cannot perform due to any reason other then death or disability during any time after the first two (2) years but before the first four (4) years of this Agreement, EPI shall only be required to pay ASTER fifty percent (50%) of the royalties referred to in Article 2 hereof, for the remainder of this agreement

    (f) in the event Gerace cannot perform due to any reason other than death or disability during any time after the first four (4) years but before the first ten (10) years of this Agreement, EPI shall only be required to pay ASTER seventy-five percent (75%) of the Royalties referred to in Article 2 hereof, for the remainder of this agreement.

Further, the royalty in effect at the time immediately after the end of the life of the last of the patents will be reduced by one-half. In no event shall Gerace's failure to perform affect EPI's license rights under this Agreement.

                                  ARTICLE 12
                    MINIMUM PAYMENTS AND ROYALTIES TO ASTER

It is understood by the parties that since ASTER is granting EPI an exclusive license for the ART, the payments made from EPI to ASTER for services and royalties (as set forth in Articles 1 and 2), are critical to ASTER's survival and growth. In the event that EPI desires to reduce the minimum monthly payment below $20,000 (as cited in Article 2.1 then:

     (a) EPI shall notify ASTER 6 months in advance, in writing, that the minimum monthly payments paid ASTER will fall below the amount set forth in Articie 2.1 (a).

     (b) the license for the ART set forth in Article 1.1 shall become non-exclusive at the end of the 6 months notice period.

     (c) ASTER shall receive a minimum monthly royalty that shall be the greater of:

                   i.    The amount generated by the royalties defined by
                         Article 2.2i and 2.2 ii or,

                   ii    The amount generated by the royalties cited by
                         article 2.2i and 2.2ii applied against 1,850,000/lbs. of raw paint sludge processed annually and resulting RPP sold annually.


     (d)    Article 11, in its entirety, will be void.

     (e) ASTER and EPI will meet during the 6 month notice period for the purposes of concluding a renegotiation of Artcle 6 and 7 to facilitate a nonexclusive relationship.

     (f)    Article 2.1 will be void.

     (g) EPI shall maintain the exclusive right to all customer relationships currently in existence involving the ART in effect at the time this agreement becomes non-exclusive. Customers shall be defined on a plant-by-plant basis for multiple plant companies.

                                  ARTICLE 13
                                  ASSIGNMENT

     This Agreement and the rights and obligations of the parties hereunder shall not be assigned without the prior written consent of the other party, which consent shall not be unreasonably withheld, except as otherwise specifically permitted hereunder. ASTER shall not sell any of its assets other than in the ordinary course of business and ASTER or Gerace or Janet Gerace will not sell or issue stock of ASTER, without first obtaining the written consent of EPI.

     13.1 SUBLICENSE. EPI is authorized to grant sublicenses of the ART provided that ASTER has granted its prior written consent not to be unreasonably withheld.

     13.2 RESTRUCTURE. Should ASTER or EPI as a financial and/or operating entity be restructed or be incorporated into any other new business structures, then the newly assigned entity shall bear full responsibilities for this Agreement.


                                  ARTICLE 14
                           NONDISCLOSURE AND NONUSE

     14.1. CONFIDENTIALITY AGREEMENT. EPI and ASTER's obligation in regard to nondisclosure and nonuse will be governed by the terms of the Confidentiality Agreements dated May 23, 1994 and June 21, 1994 between the parties.

     14.2. AFFIRMATIVE OBLIGATIONS. EPI understands ASTER's concern regarding the protection of secrecy of the ART and RPP technology and the exclusive use of materials, components, chemical reactions, formulations, processes and other proprietary information.


                                  ARTICLE 15
                                MISCELLANEOUS

     15.1 AUTHORIZATION OF AGREEMENT. The signatories hereto represent and warrant to the other party that they have been duly authorized to execute this Agreement on behalf of the respective parties for which they have executed this Agreement

     15.2. The effectiveness of the Agreement is subject to the conditon subsequent that ASTER will be able to negotiate and execute with Texo an agreement regarding the termination or continuation of Texo's rights with respect to the ART, which agreement to the extent that it provides for a termination of Texo's rights, will almost certainly require a payment from ASTER to Texo. In order for ASTER to be able to make any such required payment, ASTER and EPI acknowledge that it will be necessary for EPI to provide funds to ASTER (see Article 1.4 of this agreement). Execution of such an agreement between Texo and ASTER shall be subject to EPI approval, and any related Agreement between ASTER and EPI as to EPI providing funds to ASTER shall be subject to the mutual consent of ASTER and EPI. If ASTER shall not have entered into or at least is expeditially negotiating in a good faith effort towards such an agreement with Texo prior to August 31, 1995, then EPI's obligation to supply funds under Article 1.4 and
15.2 of this agreement are waived.

     15.3.  EPI AUTHORITY.  EPI hereby Warrants and represents the following:

            (i) EPI has the requisite power and authority to execute the Agreement;

            (ii) EPI has taken all necessary requisite partnership action, including the obtaining of any consent of Meridian National required by law or its certificate of partnership to authorize the execution, delivery and performance of the Agreement,

            (iii) that EPI is not in default under any mortgage, agreement or other instuments to which it is a party or by which it or any of its property may be bound;

            (iv) execution By EPI of the Agreement will not conflict with, or result in the breach of, any material agreement to which it is a party;

            (v) there are no actions, suits or proceedings, pending, or to the best of its knowledge threatened, which would challenge the validity of the propriety of the transactions contemplated by the Agreement or which could reasonably be expected to result in any material adverse change in the business, operations or financial condition of EPI or Meridian/National:

            (vi) EPI possesses all material licenses, approvals and consents of federal, state and local governments and regulatory authorities as required to conduct properly its business.

     15.4 ASTER AUTHORITY. ASTER, and Gerace hereby jointly and severally warrants and represents the following:

            (i) ASTER and Gerace have the requisite power and authority to execute this Agreement;

            (ii) ASTER and Gerace have taken all necessary requisite corporate action, including the obtaining of any consent of ASTER required by law to authorize the execution, delivery and performance of the Agreement;

   (iii) ASTER or Gerace are not in default under any mortgage, agreement or other instruments to which it is a party or by which it or any of its property may be bound;

   (iv) execution by ASTER and Gerace of the Agreement will not conflict with, or result in the breach of, any material agreement to which it is a party;

   (v) there are no actions, suits or proceedings, pending, or to the best of its knowledge threatened, which would challenge the validity of the propriety of the transactions contemplated by the Agreement or which could reasonably be expected to result in any material adverse change in the business, operations or financial condition of ASTER or Gerace.

   (vi) ASTER possesses all material licenses, approvals and consents of federal, state and local governments and regulatory authorities as required to conduct properly its business.


                                   ARTICLE 16

                                    NOTICES

     16.1 NOTICES AND COMMUNICATIONS. All notices and communications provided for in this agreement shall be made in writing either by actual delivery into the hands of the parties entitled to such notice or communication or by mailing of the notice or communication in the United States mails to the addresses stated below of the party entitle thereto by certified or registered mail, return receipt requested.

     16.2 ADDRESSES. All notices and communications herein shall be in writing and mailed or delivered at the following addresses or at such address as may have been otherwise designated in writing:

     If to ASTER:             ASTER, Inc.
                              160 Glaser Street
                              Fairborn, Ohio 45324
                              Attn:  Michael J. Gerace

     If to EPI:               Environmental Purification Industries
                              2111 Champlain Street
                              Toledo, Ohio 43611
                              Attn:  Bruce Maison

     If to Gerace:            Mr. Michael J. Gerace
                              320 E. Peach Orchard Avenue
                              Dayton, Ohio 45419

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



WITNESS:                                ASTER, INC.

  /s/ David A. Walsh
- -------------------------------         By:  /s/ Michael J. Gerace, President
                                           ------------------------------------
Date:  September 7, 1995                     Michael J. Gerace, President
     --------------------------

                     ENVIRONMENTAL PURIFICATION INDUSTRIES


  /s/ James Rosino
- -------------------------------
                                        By:  /s/ Bruce Maison, President
                                           ------------------------------------
                                                                     , Title
Date:  September 8, 1995
     --------------------------


     "I, Michael J. Gerace, in consideration of the above parties entering into this Agreement hereby agree to be bound by the covenants, conditions and promises contained in those articles of this Agreement and its Appendix A referencing the obligations of Michael J. Gerace."



     /s/ Michael J. Gerace
     ----------------------------------
     Michael J. Gerace

     Date: September 7, 1995
     ------------------------------------------

     "I Janet M. Gerace, in consideration of the above parties entering into this Agreement hereby agree to be bound by the covenants, conditions and promises contained in those articles of this Agreement referencing the obligations of Janet M. Gerace."


     /s/  Janet M. Gerace
     ------------------------------------
     Janet M. Gerace

     Date:  September 7, 1995
     ------------------------------------------

                                 Appendix A
                          (Ref Section 6.2 and 7.1)

                                  ASTER/EPI
                               Program  Goals
                                  1995/1996



I.   Sales OF RPP


     1. Gerace will be responsible for the sales and marketing of the RPP according to the following plan:


          A.  Stratify    Prospects

              1.  Qualified Buyer
              2.  Possible Buyer
              3.  Interested Prospect
              4.  Possible Prospect

          B.  Develop follow-up program

              1.  Develop questionaire
              2.  Schedule for phone contact
              3.  Sales calls
              4.  Develop follow-up list
                  a.  sample request
                  b.  literature request

          C.  System to develop new prospects

              1.  Direct mail
              2.  Advertising
              3.  Magazine articles
              4.  Personal contacts
              5.  H.M. Royal

     2. In addition, development work will be done in ASTER's lab and with customers in order to develop RPP sales in the following market areas:

              A.  Vinyl sealers
              B.  Butyl sealants
              C.  Hot melts and pressure sensitives
              D.  Asphaltics
              E.  Plastics
              F.  Rubbers

     3. The target selling price for RPP will be .30/lb with an average selling price for RPP to be greater than .22/lb.


II.  Transfer of Technology to EPI

     ASTER will work closely with EPI in order to transfer current technology to EPI. The activities required to facilitate the transfer are as follows.

                                                     Est. Time Required         Completion Target
     Activities                                      running months:            (No. of Days)
     I.    Review of current ASTER system                   1                          30

     II.   Design of ASTER system at EPI                    2                          60

     III.  Procurement of equipment                         3                          30
           (lead time 12 - 26 weeks)

     IV.   Set up technical support system                  3                          30
           to EPI

           1.  raw sludge testing

           2.  RPP lab generating and testing

           3.  Lab interface procedures

     V.    Installation                                  6 - 8                        50 - 110
     VI.   Start assistance                              6 - 8                        30 - 60

III. Processing

     1. ASTER will continue to process raw sludge focusing on development work in the following areas:

         a.  size reduction of raw sludge
         b.  mixing optimization
         c.  distillation optimization
         d.  discharge and screening of final product
         e.  packaging optimization
         f.  rework of off-spec materials

     2. ASTER will continue to do pilot work for new customers with regard to stream development and customer start-up.


IV.  Technical Services

     1. Continue to set standards and perform incoming Q.C. tests and qualify materials for production.

     2.  Continue to develop and perform Q.C. tests on finished goods.

     3.  Provide formulations via batch sheets to production.

     4.  Assist sales efforts with R&D and samples of RPP as required.

     5.  Prepare and submit patents for the process and/or RPP technology.

     6.  Administrate EPA grant and transfer technology to EPI.

                                   Schedule I


              *Minimum volume of Raw Paint Sludge Processed Per Year
                         with the ART by EPI and ASTER



     First Year                        1,850,000 lbs
     2nd Year                          3,700,000 lbs
     3rd Year                          5,000,000 lbs
     4th Year and each year            7,000,000 lbs
     thereafter


For the purposes of this schedule, the first year will begin at a time that is the shorter of:

     a) Completion of a start-up production facility to process raw paint sludge into a saleable RPP product, or

     b)   2 years from this Agreement as executed by the parties.




* For the purpose of the minimum royalty calculation under Article 2.2 iii and iv, royalties derived from the sale of RPP will be calculated based on the RPP manufactured and sold during that year.

                       AMENDMENT TO LICENSE AGREEMENT
                          BETWEEN ASTER, INC. AND
               ENVIRONMENTAL PURIFICATION INDUSTRIES COMPANY
                          DATED SEPTEMBER 7, 1995


     In accordance with Article 15.2 of the License Agreement between Aster, Inc. and Environmental Purification Industries Company dated September 7, 1995, an Assignment and Release has been agreed upon between Aster, Inc. and Texo Corporation and the conditions subsequent specified in Article 15.2 will be satisfied upon execution of such Agreement and Release. The result of the Assignment and Release will cause Article 1.4 of the License Agreement payment schedule and time period for such payment to be amended, and it is hereby amended, according to Schedule A attached hereto and incorporated herein by reference. All other terms and conditions of the License Agreement including both Article 1.4 and its effect on Article 15.2, will remain in full force and effect.

/s/ Michael J. Gerace                  /s/ Bruce F. Maison
  --------------------------              -------------------------------
    Michael J. Gerace                      Bruce F. Maison
    President                              President
    Aster, Inc.                            Environmental Purification
                                             Industries Company

DATE: January 19, 1996                 DATE: January 19, 1996
      ----------------------              -------------------------------